                                  EXHIBIT 11


                   COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (In thousands, except per share data)

                                                    Fiscal year ended March 31,
Primary Per Share Earnings (Loss)                   1996       1995       1994


Average shares outstanding during period           19,879     19,680     19,378
                                                  =======    =======    =======


Net income (loss)                                 $(3,984)   $ 1,193    $ 2,175

Undeclared cumulative dividends on
  preferred stock                                  (1,342)    (2,065)    (2,065)

Excess carrying amount and cumulative
  undeclared dividends of Preferred Stock
  over consideration                                4,954      3,968         --
                                                  -------    -------    -------
Net income (loss) applicable to common shares     $  (372)   $ 3,096    $   110
                                                  =======    =======    =======


Primary earnings (loss) per common and common equivalent share:

  Net income (loss) per common and common
    equivalent share                              $  (.02)   $   .16    $   .01
                                                  =======    =======    =======

                                    EXHIBIT 11


                COMPUTATION OF PER SHARE EARNINGS (LOSS) (Cont'd)
                      (In thousands, except per share data)

                                                    Fiscal year ended March 31,
Fully Diluted Per Share Earnings                    1996       1995       1994



Average shares outstanding during period           19,879     19,680     19,378

Dilutive effect of convertible securities
  computed by the "if converted" method:
  Series A preferred stock                            338        338        818
  Series B & C preferred stock                      9,931     14,585     18,309
                                                  -------    -------    -------
                                                   30,148     34,603     38,505
                                                  =======    =======    =======




Net income (loss)                                 $(3,984)   $ 1,193    $ 2,175

Adjustment for repurchase of Senior
  Preferred Stock                                      --       (413)        --

Excess carrying amount and cumulative
  undeclared dividends of Preferred Stock
  over consideration                                4,954      3,968         --
                                                  -------    -------    -------
Net income applicable to common shares            $   970    $ 4,748    $ 2,175
                                                  =======    =======    =======


Fully diluted earnings per common and
  common equivalent share:

  Net income per common and common
    equivalent share                              $   .03    $   .14    $   .06
                                                  =======    =======    =======